Exhibit 10.16

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made effective as of the 5th day of December, 2007 (the “Effective Date”).

BETWEEN

(1)

PACIRA PHARMACEUTICALS, INC. (F/K/A SKYEPHARMA, INC.) a company incorporated in California whose principal place of business is 10450 Sciences Center Drive, San Diego, California 92121 USA (“Pacira”); and

(2)

FLYNN PHARMA LIMITED a company incorporated in the Republic of Ireland under company number 210742 with its registered office at Alton House, 4 Herbert Street, Dublin 2, Republic of Ireland (the “Company” or “Flynn Pharma”).

Recitals

(A)	On September 25, 2007 the Parties entered into a Strategic Marketing Agreement (the “Marketing Agreement”) relating to DepoFoam™.

(B)

By clause 5.12 of the Marketing Agreement the Parties agreed to negotiate in good faith the terms of the Supply Terms on the basis of the outline terms set out in Schedule III of the Marketing Agreement.

(C)	This Supply Agreement records the terms agreed between the Parties relating to the manufacture of DepoFoam™ and its supply to Flynn Pharma by Pacira.

NOW THEREFORE, in consideration of the premises and mutual agreements and covenants set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1.	As used in this Agreement, the following words and expressions have the following meanings:

“Affiliate” means any company, corporation, firm, individual or other entity which Controls, is Controlled by or is under common Control with a party to this Agreement;

“Applicable Laws” means all laws, rules and regulations regarding the Manufacture, Packaging, promotion, marketing and sale of the Finished Products including but not limited to the relevant laws, rules, regulations, codes or guidelines having effect in any jurisdiction in the Territory;

“Approved Facilities” means the facilities located at 10450 Science Center Drive, San Diego, CA 92121 USA (or such other facility designated by Pacira), comprising buildings and equipment where Pacira shall Manufacture and store or have Manufactured and stored the Product;

“Batch” means shall mean that quantity of each Product (as set forth on Appendix 1) that is produced by a single cycle of Manufacture;

“Business Day” means a day other than a Saturday or Sunday when clearing banks are open for business;

“Certificate of Analysis” means a document, in such form as is mutually agreed upon by the Parties, setting out the results of analysis of a Batch confirming the Batch to be in accordance with the Specifications;

“Commencement Date” means the date on which the Company notifies Pacira in writing that the Company has obtained licenses and other approvals from the Relevant Authorities as necessary for the Company to distribute the Finished Product in a country in the Territory;

“Control” means in relation to any Party or an Affiliate the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person or company, by contract or otherwise, or the ownership either directly or indirectly of 50% or more of the voting securities of such company, corporation, firm, individual or entity

“cGMP” means current Good Manufacturing Practice as set out in the United States 21 CFR 210 and 211, as amended from time to time, together with, as applicable, any analogous regulations, codes or guidelines having effect in the Territory;

“Delivery” means delivery of Finished Product FOB (Incoterms 2000) Pacira’s EU release site or other location designated by Pacira, and “Delivered” shall be construed accordingly;

“Delivery Date” means the date on which the Company receives Delivery of a particular shipment of Finished Product.

“Effective Date” shall have the meaning set forth in the Preamble above;

“Finished Product” means Product which has been Manufactured and Delivered by Pacira to the Company under this Agreement for sale to end users;

“Manufacture” means the conduct of methods and processes used by Pacira or its Third Party Manufacturer in relation to the manufacture, filling, finishing, labelling, packaging, storage, shipping and Quality Control of the Product;

“Manufacturing Approvals” means the grant of necessary approvals by Relevant Authorities required to Manufacture the Product;

“Marketing Authorization” means the grant of necessary approvals by Relevant Authorities required to market, distribute and sell the Finished Product in the Territory but excluding pricing approvals.

“Manufacturing Services” shall mean the Manufacture, stability testing and Release of the Product in the Presentation Forms conducted by Pacira;

“Non-Conforming Product” shall mean any Finished Product which fails to comply with the Specifications or the Packaging and Labelling Specifications;

“Non-Conformity” shall mean the event or failure which renders a Finished Product Non-Conforming Product;

“Packaging” means the operations involved in the process of assembly and packaging of the Product into Finished Product and “Packaged” shall be construed accordingly;

“Packaging and Labelling Specifications” means the specifications set out in Appendix 2, as such specifications may be amended pursuant to Section 2.4 below from time to time;

“Party” shall mean either Pacira or the Company, as the case may be, and “Parties” shall mean both Pacira and the Company.

“Person” shall include both corporate and real persons and institutions, partnerships and associations or entities of all kinds;

“Presentation Form” means the amount of active ingredient contained in each Vial, which initially shall be [**] mg;

“Product” means the DepoFoam™ formulation of morphine sulphate for epidural administration;

“Quality Control” means the sampling, laboratory testing and inspection, in accordance with cGMPs, at the Approved Facilities of:

(a)	Raw Materials, in-process materials and Finished Product;

(b)	the Finished Product as necessary for Release; and

(c)	the Finished Product as necessary for stability testing.

“Raw Materials” means active ingredients, packaging materials, components and materials required to Manufacture and package the Finished Product;

“Release” means confirmation, pursuant to Section 3.1.1 below, that the Finished Product meets all applicable Specifications and Packaging and Labelling Specifications.

“Relevant Authority” means any regulatory authority or other governmental body whose approval is necessary to Manufacture, store, market, sell and/or distribute the Finished Product in any country in the Territory;

“Required Specification Change” shall mean a Specification Change required by Applicable Laws or by a Relevant Authority;

“Specifications” means the specifications of the Product as set out in Appendix 1 (as may be amended from time to time pursuant to Section 2.4 below) and as filed with and approved by the Relevant Authorities;

“Specification Change” shall mean any change to the Specification, the Packaging and Labelling Specification or Manufacturing Services, including, but not limited to, any different or additional requirements arising out of a launch of the Finished Product in any country in the Territory, in each case made in accordance with Section 2.3 below;

“Territory” shall mean the countries listed on Appendix 3;

“Third Party” means any company, corporation, firm, individual or other entity but excluding a party to this Agreement or an Affiliate or any approved sales agent or sub-distributor appointed by Flynn Pharma under the Marketing Agreement;

“Third Party Manufacturer” means a Third Party appointed by Pacira to Manufacture the Product or any part of it on its behalf; and

“Vial” means a [**] ml vial containing [**] milligrams of the Finished Product.

2.	MANUFACTURE OF PRODUCT

2.1

Manufacture of the Product. Subject to the terms and conditions of this Agreement, Pacira shall use reasonable commercial efforts to (a) perform the Manufacturing Services and (b) supply such quantities of the Finished Product to the Company as the Company shall order pursuant to Section 4 hereto.

2.2	Pacira Responsibilities. During the Term, Pacira shall be responsible for:

2.2.1	Sourcing of Raw Materials. Obtaining Raw Materials required to Manufacture the Product in accordance with the Specifications, the Packaging and Labelling Specifications, Applicable Laws and cGMPs.

2.2.2	Equipment, Shipping Supplies and Personnel. Supplying equipment, shipping supplies, materials and personnel reasonably necessary for the performance of the Manufacturing Services and Delivery.

2.2.3

Recordkeeping. Maintaining documentation of validation data, stability testing data, Batch records, Quality Control and laboratory testing and other data required under cGMPs in connection with the performance of the Manufacturing Services and Delivery hereunder. Pacira shall provide Company with copies of such documentation as reasonably necessary upon Company’s reasonable written request at Company’s expense.

2.2.4

Negation of Other Terms. No terms or conditions contained in any Purchase Order (as hereinafter defined), acknowledgement, invoice, acceptance, or any other preprinted form issued by any Party shall be effective to the extent it is inconsistent with or modifies the terms and conditions contained herein.

2.3	Changes to Specification; New Specifications.

2.3.1	Voluntary Specification Changes

2.3.1.1

Flynn Pharma may request a Specification Change but no such Specification Change shall be implemented unless both Parties agree in writing, such agreement not to be unreasonably withheld. Notwithstanding the foregoing, Pacira shall implement, at the Company’s expense, Specification Changes reasonably requested by the Company relating to Product package and label branding, artwork and other non-regulatory changes.

2.3.1.2

As soon as is reasonable after notice of the proposed Specification Change is served by the Company, the Parties’ representatives will meet (either in person or by telephone conference) to discuss the proposed Specification Change. The Parties will confer in good faith as to the most cost-effective and efficient means to implement or to otherwise provide for the proposed Specification Change or to discuss any reasons as to why the proposed Specification Change cannot be made.

2.3.1.3

The Parties shall itemize in good faith best estimates of the relative costs and impacts, including capital expenses and potential impacts such expenditures will have on each Party and neither Party shall be required to implement a Specification Change (other than a Company-requested Specification Change described in Section 2.3.1.1 related to non-regulatory changes) unless agreement is reached in relation to the way in which costs, expenditures and other impacts will be apportioned between the Parties.

2.3.2	Required Specification Changes

2.3.2.1

If a Required Specification Change is necessary, the Parties will confer immediately and in good faith to determine the most cost-effective and efficient means to implement or to otherwise provide for the Required Specification Change.

2.3.2.2	Subject to Sections 2.3.2.3 and 2.3.2.4 below, Pacira shall implement such Required Specification Change as quickly as reasonably possible.

2.3.2.3

The Parties shall itemize in good faith best estimates of the respective costs and impacts, including capital expenses and potential impacts that such Required Specification Changes will have on each Party.

2.3.2.4

The Parties shall use reasonable commercial endeavours to agree the costs and expenses and how such costs and expenses should be allocated between them. In the event that the Parties cannot agree the costs and expenses or how such costs and expenses should be allocated between them either Party may refer the matter to Dispute Resolution in accordance with the terms of Schedule VI of the Marketing Agreement.

2.4	Audit; Access to Records

2.4.1

Company Audit Right. Company, at its expense, shall be permitted, but not obligated, to audit (or to have its auditors or accountants reasonably acceptable to Pacira audit) the performance of the Manufacturing Services by Pacira, upon reasonable prior written notice and during regular business hours and without unreasonable disruption to the conduct of business by Pacira provided that any such audit shall occur not more than once per year.

2.4.2	Access to Records. Pacira shall make records (including batch records) regarding its performance under the terms and conditions of this Agreement reasonably available for inspection by Company at such audits, at the Company’s costs and upon Company’s prior written request. For the avoidance of doubt, such records shall be subject to the Confidentiality provisions under this Agreement.

2.4.3

Permission to Audit Third Party Manufacturers. Pacira shall use reasonable efforts to obtain permission for such auditing by Company from any Third Party Manufacturers performing any of the Manufacturing Services.

2.4.4

Compliance with Pacira Rules and Regulations. Employees and agents of Company who inspect any facilities shall at all times comply with the reasonable rules and regulations of Pacira or any Third Party Manufacturer (as the case may be) and the Confidentiality provisions hereunder, and Company shall assume all liability relating to or resulting from the presence of Company’s employees or agents on Pacira’s or the Third Party Manufacturer’s premises and their respective acts and omissions.

2.4.5

Pacira Audit Rights. Pacira, at its expense, shall be permitted, but not obligated, to audit the performance and adequacy of the storage and distribution facilities owned, used or to be used by Company in the storage and distribution of the Finished Product, upon reasonable prior notice and during regular business hours and without unreasonable disruption to the conduct of business of Company or any Third Party provided that any such audit shall occur not more than once per year or more frequently in the event Pacira and/or the Company receive notice or complaint that Finished Products have been improperly stored or delivered, including if Finished Products have not been stored at the proper temperatures.

2.5	Notifications and Remedies Concerning Manufacturing Matters; Subcontracting to Third Party Manufacturers.

2.5.1

Adverse Supply Events. Pacira shall notify Company of any problem that to its knowledge has a material adverse effect upon the Manufacturing Services or Delivery and shall use commercially reasonable efforts to promptly remedy any such problem.

2.5.2

Potential Supply Issues. In the event Pacira is aware that it will be unable to Manufacture or have Manufactured and Deliver Finished Product in sufficient quantities to satisfy Company’s forecasted requirements in accordance with Section 4.3, Pacira shall inform Company of the expected duration of its inability to Manufacture or have Manufactured sufficient quantities of Finished Product and shall keep Company reasonably informed on a timely basis of developments during any such period of time.

2.5.3

Notice of Correspondence with and Actions by Relevant Authorities. Pacira shall notify Company following receipt of any written notices or communications sent to Pacira by any Relevant Authority or any inspection or investigation, which have a material effect upon the Manufacturing Services, and shall thereafter provide to Company a written summary of findings by the Relevant Authority.

2.5.4

Responses to Relevant Authorities. The Parties shall discuss any corrective actions to be taken, including any written responses to the Relevant Authority and each Party shall take into account in good faith the other Party’s comments. Pacira shall be responsible for communications with any Relevant Authority in the Territory except when Flynn Pharma is required to communicate with the Relevant Authority by Applicable Law. Each Party shall use commercially reasonable efforts to communicate with the other Party in advance of any such communications with the Relevant Authority.

2.5.5

Subcontracting to Third Party Manufacturers. Pacira may subcontract any of its Manufacturing obligations under this Agreement to a Third Party Manufacturer, and shall notify Flynn Pharma prior to the selection of any such Third Party Manufacturer; provided, however, that in no event shall such subcontracting relieve Pacira of any of its obligations under this Agreement.

2.6	Compliance with Applicable Laws; Backup and Disaster Recovery Plans

2.6.1

Compliance with cGMP and Applicable Laws. Each Party shall comply with all cGMP and Applicable Laws that are applicable to it in carrying out its duties and obligations under the terms and conditions of this Agreement.

2.6.2	Approved Facility. Pacira will perform (or procure the performance of) the Manufacturing Services at the Approved Facilities, or at a Third Party Manufacturer.

2.6.3

Manufacturing Approvals. Pacira shall maintain and shall require any Third Party Manufacturer to maintain all Manufacturing Approvals and permits relating to the Approved Facilities and the Manufacturing Services, as granted by any Relevant Authority, for so long and insofar as are necessary to permit Pacira to provide the Manufacturing Services as contemplated hereunder. Pacira shall, and will request any

Third Party Manufacturer to, make copies of such Manufacturing Approvals and all related documents available to Flynn Pharma and its designees for inspection, upon reasonable written request from Company.

2.6.4

Narcotic Tracking Requirements. Each Party shall comply with existing or future narcotic tracking requirements of any Relevant Authority that are applicable to it and, at such times as may be required under such Relevant Authority requirements, shall provide the other Party with reports containing such information regarding Product deliveries as are required by such Relevant Authority requirements. In addition, each Party shall be responsible for producing to the applicable Relevant Authorities any other product consumption reports or product tracking information (i.e., diversion) as may be required from such Party by any Relevant Authority from time to time.

2.7	Labelling.

2.7.1

Provision of Artwork; Changes to Labelling. Flynn Pharma, at its cost and expense, shall provide to Pacira camera-ready artwork for the labelling of the Products. Company shall be responsible for assuring that the artwork as selected by Company complies with the requirements of Applicable Law, Marketing Authorizations, requirements of Relevant Authorities, and for any claims that such use infringes the rights of Third Parties. Notwithstanding anything to the contrary, in the event any change to Product labelling is required by Applicable Law or requirements of Relevant Authorities, Flynn Pharma shall be responsible for all costs of implementing such change. The Company shall be responsible for the cost of any Product labelling changes that the Company may elect to make from time to time.

2.7.2

Obsolete Stock Arising From Label Change. Any stock rendered obsolete by a change in the Product labelling requested by Company or required by any Regulatory Authority in the Territory shall, at the Company’s option and expense, either be relabelled by Pacira or purchased from Pacira by Company at Pacira’s actual cost.

3.	TESTING; RECEIPT OF PRODUCT; ACCEPTANCE

3.1	Testing; Certificate of Analysis; Shipment Samples.

3.1.1

Release Testing. Pacira shall undertake, or have undertaken by the Third Party Manufacturer, Quality Control and Release of each Batch of the Finished Product using the analytical testing methodologies which are set forth in the Specifications and any Marketing Authorization and as required by cGMP and any other Applicable Laws.

3.1.2	Certificate of Analysis. Pacira shall furnish Company with a Certificate of Analysis for each Batch of the Finished Product on or before the date on which the Finished Product is Delivered to Company.

3.1.3	Record Retention. Pacira shall retain records pertaining to all such testing as required by Applicable Laws.

3.1.4	Retention of Samples. Pacira shall properly store and retain samples (identified by Batch number) of:

3.1.4.1	Finished Product that it supplies to Company; and

3.1.4.2	Active ingredient and other materials used to Manufacture the Product (except water, compressed gases and highly volatile compounds),

in each of the foregoing cases, in conditions, and for times required by, Applicable Laws and cGMPs.

3.2	Rejection/Acceptance Procedures; Non-Conforming Product.

3.2.1	Right to Reject Nonconforming Product. Subject to the provisions of this clause, Flynn Pharma shall be entitled to reject Finished Product that, at the time of Delivery, is Nonconforming Product.

3.2.2

Visual Inspection. Within ten (10) Business Days of Delivery of a shipment of Finished Product, Company shall inspect (or have inspected) such shipment for transport damages, completeness, and, as far as reasonably possible, any other Non-Conformity apparent from a reasonable visual inspection.

3.2.3

Notification of Defects Discovered During Visual Inspection. Flynn Pharma shall promptly, and in no event more than ten (10) days after the end of such inspection period, notify Pacira if the Company has discovered that the shipment of Finished Product includes Nonconforming Product. If the Company fails to notify Pacira of such Nonconformity within the applicable time period, then the Company shall be deemed to have accepted such Finished Products.

3.2.4	Content of Defect Notices. Any notification by Company to Pacira of Nonconforming Product shall be in writing and indicate the defect in reasonable detail.

3.2.5

Pacira Response to Defect Notice. Pacira shall notify Company as promptly as reasonably possible, but in any event within ten (10) Business Days after receipt of Company’s notice of rejection, whether it accepts or disputes Company’s assertions that certain Finished Product is a Nonconforming Product.

3.2.6

Provision of Replacement Product. Whether or not Pacira accepts Company’s assertion that certain Finished Product is Nonconforming Product: (i) Pacira shall, as soon as reasonably possible, replace all such Nonconforming Product with Finished Product that complies with the requirements of the terms and conditions of this Agreement (“Replacement Product”), and (ii) except as provided in Section 3.2.9 below, Company shall pay the price invoiced in connection with the Replacement Product within thirty (30) days after receipt of an invoice for such Replacement Product.

3.2.7

Dispute as to Defect; Submission to Independent Testing Laboratory. If Pacira disputes Company’s assertion that certain Finished Product is a Nonconforming Product, then at either Party’s request a mutually agreeable independent testing laboratory (“Independent Testing Laboratory”) shall analyze a sample of the allegedly Nonconforming Product and any shipment as necessary to determine whether the rejected Finished Product is Nonconforming Product.

3.2.7.1	Both Parties agree to cooperate with the Independent Testing Laboratory’s reasonable requests for assistance in connection with its analysis hereunder.

3.2.7.2	Both Parties shall be bound by the Independent Testing Laboratory’s results of analysis, which, in the absence of manifest error, shall be deemed final as to any dispute over the Nonconformity.

3.2.7.3

The costs of testing by the Independent Testing Laboratory shall be borne by the losing Party, or if the Independent Testing Laboratory cannot place the fault noticed and complained about, then the Parties shall share equally the expenses in connection with such Independent Testing Laboratory.

3.2.8	Return or Destruction of Nonconforming Product. Any Nonconforming Product shall, at Pacira’s sole discretion and expense, either:

3.2.8.1	be returned to Pacira within a reasonable period of time and relabelled or reworked as permitted in the Marketing Authorizations and Specification, if permitted by the Relevant Authorities, or

3.2.8.2	destroyed by Company in accordance with Applicable Law.

3.2.9

Refund of Payments for Nonconforming Product. In the event that Finished Product is determined to contain a Nonconformity after Company has already remitted payment to Pacira for such Finished Product, Pacira shall credit Company the amount for such Nonconforming Product against future payments owing by Company.

4.	QUANTITIES FORECASTING AND PURCHASE ORDERS

4.1	Purchase Lot Size. Company shall purchase Finished Product from Pacira in multiples of a single Batch quantities for each Product Presentation Form are listed in Appendix 1.

4.2

Batch Requirements; Packaging Requirements. Company shall specify the Presentation Form, Packaging and labelling requirements for each Batch. It is understood and agreed by the Parties that no single Batch may contain more than one Presentation Form, unless Company has requested a reduced Batch via the Purchase Order. Notwithstanding anything contained in this Agreement to the contrary, Company agrees that no more than three (3) country packaging may be ordered per each Batch. Responsibility for Packaging shall be with Pacira.

4.3

Purchase Orders and Forecasts. Company shall provide to Pacira, on a quarterly basis throughout that portion of the Term that begins on the Commencement Date, forecasts of units of Finished Product estimated to be required by Company during the upcoming twelve (12) month period. The first three (3) months of each forecast specifying Company’s requirements shall serve as a firm commitment for quantities of Finished Product (for the first quarter) and shall be deemed to be a “Purchase Order” for the purposes of this Agreement, and the remaining nine (9) months of each forecast shall be a non-binding estimate of requirements for such period. In each Purchase Order, Company shall specify the desired Delivery Date(s) for Finished Product to be supplied during the three (3) month period covered by such Purchase Order, which shall not be less than ninety (90) day “lead time.” Pacira shall provide Company with a written acknowledgement of each Purchase Order from Company within ten (10) days of receipt of the Purchase Order from Company as set forth in Section 4.5 below and shall use reasonable commercial efforts to supply Finished Product in accordance therewith.

4.4

Purchase Orders in Excess of Forecast. Unless otherwise mutually agreed upon by the Parties, all Purchase Orders shall be at least [**] ([**]%) of the amount of the immediately preceding forecast that is deemed to be a firm Purchase Order. Under no circumstances shall Pacira be required to accept Purchase Orders for Finished Product for quantities which are greater than [**] percent ([**]%) of the quantities of such Finished Product reflected in the forecast provided immediately preceding the most recent forecast. Pacira will use commercially reasonable efforts to supply quantities of Finished Product exceeding the amounts set forth in this Section 4.4; provided however, that Pacira shall not be liable to the Company for any inability to deliver the amount of Finished Products ordered by the Company in excess of such amount.

4.5

Acceptance of Purchase Orders. Each Purchase Order shall be subject to acceptance in writing by Pacira within ten (10) days of receipt as set forth herein, or Pacira shall indicate what portion of the amounts covered by the Purchase Order Pacira is willing to accept as a binding Purchase Order.

4.6

Late Delivery. If Delivery of the Finished Product has not taken place or is not estimated to take place within ninety (90) days of the requested Delivery Date, Pacira shall use reasonable endeavours to secure alternative supplies of the Finished Product from an Affiliate or a Third Party on the same terms as the terms and conditions of this Agreement; provided that Pacira shall not be obligated to transfer or license any proprietary information or intellectual property to such Third Party.

4.7	Shipping Documentation. With each shipment of Finished Product, Pacira shall provide Company with commercially appropriate shipping documentation such as bills of lading and a Certificate of Analysis.

4.8

Certificate of Compliance. With the initial shipment of Finished Product and annually thereafter, Pacira shall provide Company with a Certificate of Compliance stating that to its knowledge the Approved Facility is in compliance with cGMP and all other Applicable Laws.

4.9

Delivery Term. Pacira shall deliver the Finished Products FOB (Incoterms 2000) Pacira’s EU release site or other location designated by Pacira. Company shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Finished Product purchased by the Company hereunder.

4.10

Company Report. Company will provide to Pacira on a quarterly basis, or more frequently if required by Relevant Authorities including the DEA, a report designating Finished Product deliveries, by unit, by country, and by customer, in accordance with either existing or negotiated narcotic tracking requirements from the Relevant Authorities and in accordance with Applicable Law. In addition, Company will be responsible for producing other product consumption reports or product tracking information (i.e. diversion) as may be required by a Relevant Authority from time to time.

5.	TITLE AND PAYMENT

5.1	Payment of Supply Price.

5.1.1	Company shall pay to Pacira for each Vial of Finished Product in accordance with the terms and conditions of the Marketing Agreement and this Agreement.

5.2

Passage of Title and Risk. Legal title, risk in, and responsibility for, the Finished Product shall pass from Pacira to Company upon Delivery of the Finished Product. Upon Delivery, Company shall be responsible for, without limitation, arranging and maintaining proper temperature controlled handling and necessary narcotic product security for the Finished Product.

5.3	Invoicing. All amounts payable by the Company to Pacira under this Agreement shall, if delinquent, accrue interest at the rate of [**] ([**]%) percent per month from the date of delinquency.

5.4

Taxes. The price for the Finished Product is exclusive of any and all national, state or local sales, use, value added or other taxes, customs duties and similar tariffs and fees which the Company may be required to pay or collect upon the delivery of the Finished Products, or otherwise.

6.	PROJECT MANAGEMENT

6.1

Project Managers. Each Party shall from time to time by notice to the other nominate a Project Manager to co-ordinate relationships between the Parties pursuant to the supply arrangement comprised in the terms and conditions of this Agreement. The Project Manager shall be the first point of contact between the parties in relation to the placement of Finished Product orders, the status of import and export licenses, confirmation of Delivery Dates, issues relating to Manufacturing and Manufacturing Approvals.

6.2

Identification of Project Managers. The Project Managers shall form a project team comprising relevant staff from both Pacira and Company for the co-ordination of the supply of the Finished Product to Company. From the Effective Date the Project Managers for the parties shall be:

For Pacira:	Patricia Brady
Senior Manager, Supply Operations

For Flynn Pharma:

6.3

Cooperation. Each Party shall co-operate with the other in good faith particularly with respect to problems or contingencies that arise during the Term and shall perform its obligations in good faith and in a commercially reasonable manner.

6.4

Disputes. In the event of a dispute or disagreement between the Parties relating hereto such dispute or disagreement shall be referred for resolution in accordance with the Dispute Resolution procedures contained in Schedule VI of the Marketing Agreement.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Company and Pacira. Each of Pacira and the Company represents and warrants to the other as follows:

7.1.1	It has full corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

7.1.2

It has such permits, licenses and authorizations of governmental or regulatory authorities as are necessary to own its respective properties, conduct its business and consummate the transactions contemplated hereby.

7.1.3

It is not currently debarred, suspended or otherwise excluded under any Applicable Law, and does not and will not use in any capacity the services of any person debarred under Applicable Law, in the performance of its obligations under this Agreement.

7.2	Pacira. Pacira represents and warrants to the Company as follows: At the Delivery Date:

7.2.1	the Finished Product will conform to the Specifications and the Packaging and Labelling Specifications;

7.2.2	the Finished Product shall not be adulterated or misbranded within the meaning of the FD&C Act, provided that Company has made timely provision of compliant artwork for labelling; and

7.2.3	all Finished Product supplied to Company hereunder shall have a remaining shelf life as of the Delivery Date of at least eighteen (18) months, or such other shelf life as may be agreed in writing between the Parties from time to time (provided that Company takes Delivery in accordance with the terms and conditions of this Agreement).

7.3	Exceptions to Pacira’s Obligations. Pacira’s obligations under Section 7.2 shall not apply to any Finished Product which:

7.3.1	has been tampered with or otherwise altered other than by Pacira, after Delivery;

7.3.2	has been subjected to misuse, negligence or accident other than by Pacira, after Delivery; or

7.3.3	has been stored, handled or used in a manner contrary to applicable requirements by Persons other than Pacira, after Delivery.

7.4

PACIRA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY MADE HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY SATISFACTORY QUALITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY PACIRA.

8	ADVERSE EVENTS AND PRODUCT RECALL

8.1

Adverse Event. Each of the Parties shall promptly notify the other upon discovery of the occurrence of any Product complaint or adverse event concerning the Product. Pacira shall be responsible for any notifications of adverse events to be made to the Relevant Authority.

8.2

Pacira Initiated Recalls. In the event Pacira is required or voluntarily decides to initiate a recall, withdrawal, or field correction of the Product, Pacira shall notify Company and provide a copy of its proposal, including the recall letter, for review prior to initiation of such action and the Parties shall fully consult and cooperate with each other concerning the need for such a recall and in order to develop and execute a recall plan, as necessary. In conjunction with such recall, Company shall assist in the investigation to determine the cause and extent of the problem.

8.3

Company Initiated Recalls. In the event that Company independently believes that a recall, withdrawal, or field correction of the Product may be necessary or appropriate, Company shall notify Pacira of Company’s belief, and the Parties shall fully cooperate with each other concerning the necessity and nature of such action.

8.4

Pacira Control of Recalls. All coordination of any recall or field correction activities involving Product shall be handled by Pacira, in cooperation with Company, whether or not such action was initially requested by Company.

8.5

Costs of Recalls. In the event that any Product is recalled as a direct result of the negligent or intentionally wrongful acts or omissions of Company or its representatives or as a result of any other breach of this Agreement by Company, then Company shall bear (and reimburse Pacira for) all of the costs and expenses of such recall, including expenses related to communications and meetings with all required regulatory agencies, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. In the event that any Product is recalled as a direct result of the negligent or intentionally wrongful acts or omissions of Pacira or as a result of any other breach of this Agreement by Pacira, then Pacira shall bear (and reimburse the Company for) all of the costs and expenses of such recall, including expenses related to communications and meetings with all required Relevant Authorities, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those same customers. To the extent that the reason for any recall of Product hereunder is in part the responsibility of Pacira and in part the responsibility of Company or is not due to the fault of either Party, then the expenses shall be allocated in an equitable manner between the Parties.

9.	INDEMNITIES, INSURANCE, AND CONFIDENTIALITY

9.1

The indemnity obligations, limitations of liability, obligations to maintain insurance, confidentiality, and all other terms, conditions, covenants and provisions of Sections 10 and 11 of the Marketing Agreement (including any corresponding definitions) shall apply with respect to this Agreement, and are hereby incorporated herein by reference and made a part hereof; provided that, all capitalized terms in Sections 10 and 11 of the Marketing Agreement that are defined in this Agreement shall have the meanings given to them in this Agreement.

9.2

FOR THE AVOIDANCE OF DOUBT, NEITHER PARTY HEREUNDER SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOST OPPORTUNITY OR USE OF ANY KIND, SUFFERED BY THE OTHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, REGARDLESS AS TO WHETHER THE PARTY WAS ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS.

10.	TERM AND TERMINATION

10.1	Term. This Agreement shall come into effect on the Effective Date and shall continue until expiration or earlier termination of the Marketing Agreement.

11.	EVENTS ON TERMINATION

11.1	Termination.

11.1.1	This Agreement may be terminated in its entirety immediately upon written notice of termination given by:

(a) The non-defaulting Party in the event that the other Party shall: (A) commit a material breach or default under this Agreement, which breach or default shall not be remedied within sixty (60) days after the receipt of written notice thereof by the Party in breach or default; or (B) have made a material misrepresentation of any representation or warranty contained herein; or

(b) The non-defaulting Party if the other Party fails to pay any amounts due and payable hereunder to the non-defaulting Party within ten (10) days after written notice of such failure to pay;

(c) Either Party, upon the occurrence of either of the following:

i. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under the applicable Insolvency Act or Bankruptcy Code, as now constituted or hereafter amended, or any other applicable foreign, federal or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

ii. The filing by the other Party of a petition for relief under the applicable Insolvency Act or Bankruptcy Code, as now constituted or hereafter amended, or any other applicable foreign, federal or state insolvency law or other similar law.

11.2

Effects of Termination. Termination of this Agreement (whether under this section, on expiration of the Term or otherwise) shall be without prejudice to any rights of either Party against the other that may have accrued to the date of such termination. Upon termination of this Agreement, the Company shall purchase from Pacira and pay Pacira for all Finished Product for which Company has outstanding Purchase Orders that have been accepted by Pacira and shall reimburse Pacira for the cost of materials obtained by Pacira due to the forecast provided by the Company.

11.3

Survival. The following provisions shall survive any termination or expiration of this Agreement: Section 1 (“Definitions”), Section 8 (“Adverse Events and Product Recall”), Section 9 (“Indemnitees, Insurance and Confidentiality”), Section 11 (“Events on Termination”), Section 12 (“Assignment and Sub-Contracting”) and Section 14 (“General Provisions”).

11.4

Retention of Records. Following any termination or expiration of this Agreement, the Parties shall retain pharmaceutical records and samples with respect to all Products manufactured hereunder, in accordance with cGMP and Applicable Laws.

11.5

Survival as Provided Under Marketing Agreement. Notwithstanding anything to the contrary, the terms and conditions of this Agreement shall survive termination of the Marketing Agreement to the extent provided in Section 17 of the Marketing Agreement.

12.	ASSIGNMENT AND SUB-CONTRACTING

12.1	This Agreement may only be assigned or otherwise transferred by a Party only to a permitted successor or assignee of such Party’s rights and obligations under the Marketing Agreement.

13.	FORCE MAJEURE.

13.1

If either Pacira or the Company shall be prevented by fire; strike; lockouts; war; civil disturbances; acts of God; explosion; flood; earthquake; acts of terror, substantial unavailability, shortage or interruption in the usual supply of raw materials; severe weather; insurrection; riot; sabotage; accident; labor strike or labor disturbances; or orders or decrees of any court; or other similar events beyond the reasonable control of Pacira or the Company (“Force Majeure”) from performing its respective obligations hereunder, the obligations of such Party shall be suspended during the time and to the extent that such Party is prevented from complying therewith and such Party shall not be liable to the other Party hereto for damages for such failure to comply. The Party whose obligations hereunder have been suspended shall promptly and diligently pursue appropriate action to enable it to lift the Force Majeure situation, except that such Party shall not be obligated to settle any strike, lockout or other labor difficulty on terms contrary to its wishes. The terms of this Section shall not forgive or excuse any failure of a party hereto to make a payment to the other party or a third party when and as required under this Agreement.

13.2	In the event that any Force Majeure circumstance cannot be removed or overcome within six (6) months (or such other period as the Parties jointly shall determine) from the date the Party affected first became affected, then either Party may, as the expiration of such period by notice to the other Party terminate the term of this Agreement and neither the Company nor Pacira shall be liable to the other for damages.

14.	GENERAL PROVISIONS

14.1

Entire Agreement. The terms and conditions of this Agreement and the Marketing Agreement (other than Schedule III of the Marketing Agreement which is superseded by this Agreement) set out the entire agreement and understanding between the Parties in respect of the subject matter hereof, and supersede any other agreements or understandings with respect to such subject matter.

14.2	Amendments. No variation of the terms and conditions of this Agreement shall be valid unless it is in writing and signed by or on behalf of both Parties.

14.3	Notices. The provisions of Section 19 of the Marketing Agreement shall apply to any notices permitted or required to be given hereunder.

14.4

Relationship of the Parties. Nothing in this Agreement is deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

14.5

Waiver. Unless expressly agreed, no waiver of any term, provision or condition of this Agreement shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so waived.

14.6

Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

14.7

Delay. No failure or delay by either party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

14.8

Rights and Remedies Cumulative. The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

14.9

Counterparts. This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

14.10

Choice of Law; Forum. This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with English law. If there is a disagreement between the Pacira and Flynn Pharma on the interpretation of this Agreement or any aspect of the performance by either party of its obligations under this Agreement, the parties shall resolve the dispute in accordance with the dispute resolution procedure set out in Schedule VI of the Marketing Agreement. The Parties specifically waive any rights and obligations under any applicable provisions of the United Nations Convention for the International Sale of Goods.

14.11

Binding Effect. Subject to Section 12.1, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns permitted under this Agreement.

(signature page follows)

IN WITNESS WHEREOF this Agreement has been signed on behalf of the Parties hereto effective as of the Effective Date.

FLYNN PHARMA THERAPEUTICS, INC.		PACIRA PHARMACEUTICALS, INC. (F/K/A SKYEPHARMA, INC.)

By:	/s/ D.W. Fakes	By:	/s/ Mark Walters
Print Name:	D.W. Fakes	Print Name:	Mark Walters
Title:	Director	Title:	V.P. Business & Commercial Development

APPENDIX 1

THE SPECIFICATION; BATCH SIZE

DepoDur [**] mg batch size: [[**] Vials]

APPENDIX 2

PACKAGING AND LABELLING SPECIFICATIONS

All Products will be packaged in single cartons of [**] ([**]) Vials per carton. Included in each carton is a single Coldmark freeze indicator and a DepoDur Package Insert.